Exhibit 99.1

Ally Financial Reports First Quarter 2016 Financial Results

•	Net income: $250 million

•	GAAP EPS: $0.49 and Adjusted EPS[1]: $0.52

•	GAAP ROTCE: 7.3% and Core ROTCE[1]: 9.8%

•	GAAP Tangible Book Value: $27.10/share and Adjusted Tangible Book Value[1]: $25.36/share, up 7% YoY

•	Core pre-tax income, ex. repositioning items[1]: $419 million

•	Net financing revenue, ex. OID: $964 million, up 12% YoY

•	Higher than normal insurance weather losses, up $22 million YoY

•	Adjusted efficiency ratio[1]: 45%

•	Announced elimination of all remaining Series A preferred stock

•	TradeKing acquisition announced, adding online brokerage and digital wealth management to franchise

•	Simplified regulatory structure, Ally Bank approved as Federal Reserve state member bank

•	Consumer auto originations of $9.0 billion with improved risk adjusted returns; Growth channel originations up 23% YoY, highest ever quarterly used volume

•	Auto credit and lease residual performance in line with expectations

•	Surpassed $70 billion in total deposits, up 15% YoY

CHARLOTTE, N.C. (April 26, 2016) – Ally Financial Inc. (NYSE:ALLY) today reported net income of $250 million for the first quarter of 2016. This compares to net income of $576 million for the first quarter of 2015, which included a one-time gain of $397 million from discontinued operations resulting from the completed sale of the Chinese auto finance joint venture.

The company reported core pre-tax income of $412 million in the first quarter of 2016, increasing from $299 million in the comparable prior year period, which included a $190 million repositioning expense related to the early extinguishment of high-cost legacy debt. The company reported core pre-tax income, excluding repositioning items, of $419 million in the first

1 The following are non-GAAP measures which are important to the reader of the Consolidated Financial Statements, but should be supplemental to primary U.S. GAAP measures. Adjusted EPS, Core Pre-Tax Income, Core Return on Tangible Common Equity (ROTCE), Adjusted Efficiency Ratio and Adjusted Tangible Book Value are each non-GAAP financial measures. Refer to the Results by Segment table in this press release for details and slide 28 in the 1Q Earnings Presentation for definitions.

quarter of 2016, compared to $490 million in the prior year period, primarily due to a $65 million net gain on the sale of Troubled Debt Restructuring (TDR) mortgage loans a year ago that did not repeat.

Adjusted earnings per diluted common share for the quarter were $0.52, compared to $0.52 in the previous quarter and $0.52 in the prior year period. Ally reported generally accepted accounting principles (GAAP) earnings of $0.49 per common share in the first quarter of 2016.

Strong quarterly operating results continued to be driven by improved net financing revenue, excluding original issue discount (OID), which totaled $964 million in the first quarter of 2016, up from $860 million a year ago, as the result of strong loan growth. Net interest margin (NIM), excluding OID, improved 16 basis points year-over-year to 2.63 percent, as a result of higher asset yields and the company’s continued focus on lowering its cost of funds.

Ally incurred $220 million in provision expense, an increase of $104 million year-over-year, driven by the continued shift toward more retail auto loan assets on the balance sheet and fewer leasing assets which do not contribute to provision expense, as well as a full credit spectrum portfolio mix. Also driving results was a non-recurring provision release from favorable credit performance on the dealer floorplan loans in the first quarter of 2015. Credit performance during the quarter remained on target with net charge-offs up slightly year-over-year at 64 basis points, as the portfolio continued to perform within the company’s expectations. Ally experienced higher than normal first quarter weather losses in its insurance unit, increasing $22 million year-over-year.

Consumer auto originations remained strong at $9.0 billion for the quarter, down from $9.8 billion in the prior year period. Ally received a record number of applications in the quarter and continued to deploy a disciplined originations strategy with an emphasis on asset quality and loan profitability in its continued effort to allocate capital efficiently. The risk adjusted yield, which measures expected annual revenue less expected annual credit losses, on retail originations during the quarter improved 52 basis points year-over-year. Gains in the Growth2 and Chrysler channels continued to drive consumer auto originations, and excluding GM lease and subvented business, originations increased 10 percent year-over-year. Used vehicle

2 Originations from non-GM/Chrysler dealers.

originations continue to expand, growing to 45 percent of total quarterly originations, which is the highest in Ally history.

“Ally’s first quarter results demonstrate the strengths of our operations, and highlight the significant progress made to further diversify and grow as a leader in digital financial services,” stated Ally Chief Executive Officer Jeffrey Brown. “We remain fully committed to exploring all options to enhance shareholder value. From our announced acquisition of TradeKing, which will further expand our digital offerings, to efforts to rationalize our capital structure and pursue share repurchases and shareholder dividends, our priorities remain centered on driving enhanced returns and growing shareholder value for the long term.”

Brown continued, “Ally’s auto finance operation continued to post consistently strong profitability. As a result, pre-tax income was up 10 percent over last year, and risk adjusted returns far outpaced losses. This is a testament to our ability to adapt to an evolving marketplace, including expanding relationships with online auto retailers that specialize in offering used vehicles in an innovative way to a growing base of customers looking for a digital auto experience.”

“The deposits business continued to show strong momentum with $3.5 billion of retail deposit growth in the quarter and over 53,000 new customers joining the Ally family – with about half of those customers being millennials,” Brown explained. “We are very encouraged by the growth we are seeing in the franchise and the success of the brand in the marketplace. This is a strong foundation to build upon as we introduce additional consumer products to the portfolio later this year, such as credit card, wealth management and mortgages.”

He concluded, “Operational momentum remains on our side – the franchises continue to strengthen, customers continue to support our brand, and we are being disciplined stewards in managing expenses and deploying capital. We will aggressively focus on executing our plans over the remainder of the year and beyond that we believe will drive quality returns for our shareholders.”

TradeKing Acquisition

In early April, Ally announced it has signed an agreement to acquire TradeKing Group, Inc., a digital wealth management company, for $275 million, subject to certain adjustments, with the transaction expected to close during the second or third quarter of 2016. The addition of an online brokerage and wealth management business are the next key steps in Ally's digital product evolution and will create a powerful combination of segment-leading direct banking and innovative investment services in a single, integrated customer experience. The addition of this growth business will enhance shareholder value over time by strengthening the overall franchise, adding attractive fee-based revenue and approximately $4.5 billion of client assets under management, including over $1 billion of cash and sweep deposit balances, thereby reducing Ally’s capital markets footprint and reducing cost of funds over time. The business is expected to contribute an annual pre-tax earnings run-rate of over $80 million by year-end 2018, through commission revenue, asset management fees and funding efficiencies.

Change in Segments

In the first quarter of 2016, Ally changed the composition of its operating segments as a result of how management views and operates the business. Corporate Finance is now presented as a separate reportable segment, having previously been included in Corporate and Other. Additionally, Mortgage Finance was introduced and includes ongoing bulk acquisitions of mortgage loans along with other originations and refinancing. The activity related to the management of our legacy mortgage portfolio is now included in Corporate and Other. The Automotive Finance and Insurance segments remained unchanged.

Results by Segment

($ millions)

				Increase/(Decrease) vs.
	1Q 16	4Q 15	1Q 15	4Q 15	1Q 15
Automotive Finance	$337	$333	$306	$4	$31
Insurance	50	78	78	(28)	(28)
Dealer Financial Services	$387	$411	$384	$(24)	$3
Mortgage Finance	2	9	1	(7)	1
Corporate Finance	11	9	17	2	(6)
Corporate and Other (ex. OID)[1]	19	17	88	1	(69)
Core pre-tax income, excluding repositioning items[2]	$419	$446	$490	$(28)	$(71)
Repositioning items[3]	(7)	(3)	(190)	4	(183)
Core pre-tax income[2]	$412	$443	$299	$(32)	$112
OID amortization expense	15	12	17	2	(3)
Income tax expense	150	155	103	(5)	47
Income / (loss) from discontinued operations[4,5]	3	(13)	397	16	(394)
Net income	$250	$263	$576	$(13)	$(326)

GAAP ROTCE[6]	7.3%	(28.8%)	14.2%
Core ROTCE[6]	9.8%	9.8%	9.1%
Adjusted Efficiency ratio[6]	45%	44%	48%
GAAP Earnings / (Loss) Per Common Share (diluted)[6]	$0.49	$(1.97)	$1.06	$2.46	$(0.57)
Adjusted Earnings Per Common Share[7]	$0.52	$0.52	$0.52	$0.00	$0.00

1. Corporate and Other primarily consists of Ally’s centralized treasury activities, the residual impacts of the company’s corporate funds transfer pricing and asset liability management activities, and the amortization of the discount associated with debt issuances and bond exchanges. Corporate and Other also includes the legacy mortgage portfolio, certain investment portfolio activity and reclassifications, eliminations between the reportable operating segments.

2. Core pre-tax income, a non-GAAP financial measure, is defined as income from continuing operations before taxes and OID amortization expense primarily from bond exchanges and liability management actions (accelerated OID).

3. Repositioning items for 1Q15 are primarily related to the extinguishment of high-cost legacy debt and non-recurring strategic expenses. Refer to slide 27 of the Ally Financial Inc. 1Q16 Earnings Review presentation, which is available at www.ally.com/about/investor/events-presentations/ for a reconciliation to GAAP. This presentation will also be furnished on a Form 8-K with the U.S. Securities and Exchange Commission.

4. Includes non-recurring gain on sale and related special tax item in 1Q15 in connection with completed sales of the automotive finance joint venture in China.

5. The automotive finance joint venture in China (sale completed in 1Q15) is classified as discontinued operations.

6. See slide 28 in the Ally Financial Inc. 1Q16 Earnings Review presentation which is available at www.ally.com/about/investor/events-presentations/ for definitions and details. Calculations can be found on page 22 of the 1Q16 Financial Supplement.

7. GAAP Earnings Per Common Share for 4Q15 is inclusive of a per share impact of $2.43 for the redemption of the remaining Series G preferred securities. Adjusted Earnings per Common Share is a non-GAAP financial measure. See slide 8 in the Ally Financial Inc. 1Q16 Earnings Review presentation which is available at www.ally.com/about/investor/events-presentations/ for detail.

Liquidity and Capital

Highlights

•	Announced redemption of $697 million of Series A Preferred Stock in April, which will eliminate all remaining legacy preferred stock, drive greater efficiency and remove high-cost preferred dividends to further build shareholder value.
•	Submitted Comprehensive Capital Analysis and Review (CCAR) plan, which incorporated a common dividend and share repurchases.
•	Maintained strong capital levels in first quarter 2016 with Basel III Common Equity Tier 1 capital ratio[3] at 9.2% on a fully phased-in basis.

Ally's total equity was $13.8 billion at March 31, 2016, up from $13.4 billion at the end of the prior quarter as a result of strong first quarter earnings. Ally’s preliminary first quarter 2016 Basel III Common Equity Tier 1 capital ratio was 9.2 percent on a fully phased-in basis, and

3 The following is a non-GAAP measures which is important to the reader of the Consolidated Financial Statements but should be supplemental to primary U.S. GAAP measures. Ally's preliminary Basel III Common Equity Tier 1 capital ratio, reflective of transition provisions, is 9.5%. Common Equity Tier 1 is a non-GAAP financial measure. See page 17 of the 1Q16 Financial Supplement for details.

Ally’s preliminary Tier 1 capital ratio was 11.5 percent on a fully phased-in basis, both improving as a result of continued profitability and deferred tax asset utilization.

Ally’s consolidated cash and cash equivalents decreased to $5.0 billion as of March 31, 2016, from $6.4 billion at Dec. 31, 2015, primarily as a result of lower secured debt. Included in this quarter’s cash balance are $2.0 billion at Ally Bank and $1.2 billion at the insurance subsidiary.

Ally continued to execute a diverse funding strategy during the first quarter of 2016. This strategy included strong growth in deposits, which represent approximately 51 percent of Ally’s funding portfolio, completion of new term U.S. auto securitizations, which totaled approximately $2.8 billion for the quarter, including one off-balance sheet securitization of $1.1 billion. The company also completed a $1.5 billion prime retail auto whole loan sale. Additionally, during the quarter Ally executed or renewed more than $13.0 billion in credit facilities at both the parent company and at its banking subsidiary, Ally Bank. After the conclusion of the quarter, during the first week of April, Ally issued approximately $900 million in unsecured debt in preparation for the redemption of its Series A Preferred Stock on May 16.

Ally Bank

Highlights

•	Deposit customer base grew 16% YoY, totaling 1.1 million customers including approximately 395,000 millennial customers.
•	Nearly 50% of new customer growth QoQ came from millennials.
•	Retail deposits totaled $59.0 billion for the first quarter, up $8.3 billion or 17% YoY.
•	Approximately 71% of Ally's total assets were funded at Ally Bank at the end of the quarter.
•	Won two Gold Stevie® Awards for Sales and Customer Service for Ally AssistSM virtual assistance technology.
•	Honored for fifth straight year as 2016 TNS Choice winner for Direct Banking, Nationally, and recognized for organic growth, superior customer retention and share of customers’ total banking business.
•	Added Apple Pay® for iPhone® to list of services available via mobile devices, helping make banking convenient and simple.
•	Introduced Touch ID® and AndroidTM Wear ATM locator app to help consumers manage their personal lives digitally.

For purposes of financial reporting, operating results for Ally Bank, the company's direct banking subsidiary, are included within Auto Finance, Mortgage Finance, Corporate Finance and Corporate and Other, based on its underlying business activities.

Deposits

Ally Bank continued to build its deposit base and maintained strong customer loyalty, attracting and retaining customers with its proven track-record in digital financial services. Retail deposits at Ally Bank increased to $59.0 billion as of March 31, 2016, compared to $55.4 billion at the end of the prior quarter. Year-over-year, retail deposits increased $8.3 billion, up 17 percent. Retail deposit growth continued to be driven largely by savings products, which represent 62 percent of the retail deposit portfolio. Brokered deposits at Ally Bank totaled approximately $11.0 billion as of March 31, 2016, up slightly compared to the prior quarter. Ally Bank continued strong expansion of its customer base with approximately 1.1 million deposit customers, growing 16 percent year-over-year.

Automotive Finance

Highlights

•	Core pre-tax income improved by $31 million or 10% YoY to $337 million.
•	Risk adjusted yields on new retail originations improved 52 bps YoY.
•	Auto credit and lease residual performance in line with expectations.
•	Consumer auto financing originations totaled $9.0 billion for the quarter, with strategic focus on improved risk adjusted yields.
•	Record application volume, up 12% YoY, with more than 50% from the Growth channel.
•	Strong performance in the Growth channel continued as originations increased 23% over prior year period and surpassed originations from GM dealers.
•	Solid growth in Chrysler channel with first quarter originations up 19% YoY.
•	Highest used origination volume in Ally history, totaling $4.1 billion for the quarter.
•	Extended financing relationship with online auto retailer Carvana.
•	Automotive earning assets increased slightly to $112.2 billion, up $1.6 billion year-over-year, despite $5.2 billion in loan sales over the past 12 months.

Auto Finance reported pre-tax income of $337 million for the first quarter of 2016, compared to $306 million in the corresponding prior year period. Results for the quarter were primarily driven by strong net financing revenue due to continued growth in both new and used retail loans, which more than offset lower lease volume. Provision expense increased as a result of strong retail loan portfolio growth comprised of a full credit spectrum mix, as well as a non-recurring provision release from favorable credit performance on the dealer floorplan loans in the first quarter of 2015. On first quarter originations, Ally continued to optimize our use of capital toward better risk adjusted assets. Ally’s risk adjusted yield on new retail originations improved by 52 basis points year-over-year, as pricing more than offset expected losses. Auto credit and lease residual performance remained in line with expectations for the portfolio.

Earning assets for Auto Finance, which are comprised of consumer and commercial receivables and leases, increased to $112.2 billion year-over-year, despite approximately $5.2 billion in retail auto loan sales in the last 12 months. Consumer earning assets totaled $77.9 billion, flat year-over-year, due to continued strong retail originations offsetting lower lease volumes and asset sales. End-of-period commercial earning assets were up slightly year-over-year at $34.3 billion, as a result of growth in the dealer loan portfolio and higher average vehicle values on dealer lots.

Consumer financing originations remained strong in the first quarter of 2016 and were $9.0 billion, compared to $9.3 billion in the prior quarter and $9.8 billion in the corresponding prior year period. Excluding GM lease and subvented originations, first quarter consumer financing originations increased 10 percent year-over-year. Year-over-year growth in the used channel resulted in $4.1 billion in originations, the highest volume for used originations in Ally’s history and accounted for 45 percent of total originations. Originations in the quarter also included $4.1 billion of new retail, and $0.8 billion of leases. In addition, volume from Growth dealers increased 23 percent year-over-year, and now account for 37 percent of total originations.

Insurance

Highlights

•	U.S. vehicle service contracts (VSCs) written through Growth dealers increased 51% YoY.
•	Since launching a year ago, sales of Ally Premier Protection, our flagship VSC, have grown to 60% of total U.S. VSCs sold in March, as the result of strong dealer conversion.

Insurance, which focuses on dealer-centric products such as extended VSCs and dealer inventory insurance, reported pre-tax income from continuing operations of $50 million in the first quarter of 2016, compared to pre-tax income of $78 million in the prior year period. The decrease was driven by higher than normal weather losses from earlier and more severe hail storms, and lower investment gains. This was partially offset by lower non-weather related losses from fewer VSC claims. Total investment income was $34 million in the first quarter, down from $43 million in the prior year period. Written premiums declined $17 million to $222 million compared to the prior year period, primarily resulting from the discontinuation of the agent channel.

Mortgage Finance

Highlights

•	Total assets increased $3.6 billion year-over-year to end at $7.5 billion for the quarter.

Mortgage Finance operations manages a held-for-investment consumer mortgage loan portfolio. As previously announced, Ally plans to introduce limited direct mortgage originations in late 2016.

During the first quarter of 2016, Mortgage Finance reported core pre-tax income of $2 million, compared to $1 million in the prior year period. Results were primarily driven by improved net financing revenue resulting from $4.8 billion in bulk loan purchases in the past year, which was partially off-set by portfolio runoff, increased provision expense in connection with the purchases, and expansion of the mortgage operating model. As mortgage assets continue to grow, we expect this segment to drive additional operating leverage and provide meaningful future income.

Corporate Finance

Highlights

•	Total assets grew 43% YoY, as its growth strategy was executed across all segments.
•	Portfolio comprised of broad spectrum of industries, with emphasis on health care, industrial, service and technology companies.

Corporate Finance, which provides senior secured leveraged cash flow and asset-based loans primarily to U.S.-based middle market companies, reported core pre-tax income of $11 million in the first quarter of 2016. This compared to $17 million in the prior year period. Net financing revenue grew more than 30 percent in the quarter from higher asset levels, which was more than offset by higher recoveries on non-accrual loans in the prior year period, as well as higher provisions due to asset growth. Total assets grew to $2.8 billion as of March 31, 2016, up from $2.0 billion in the prior year period.

Corporate and Other

Corporate and Other primarily consists of Ally's centralized treasury activities, the residual impacts of the company's corporate funds transfer pricing, asset liability management activities, and the amortization of the discount associated with debt issuances and bond exchanges. Corporate and Other also includes the legacy mortgage portfolio, which primarily consists of loans originated prior to Jan. 1, 2009; certain investment portfolio activity and reclassifications; and eliminations between the reportable operating segments.

Corporate and Other reported core pre-tax income (excluding core OID amortization expense and repositioning items) of $19 million, compared to $88 million in the comparable prior year period. Results were primarily driven by a gain on the sale of TDR loans in the legacy mortgage held-for-sale portfolio a year ago that did not repeat.

Core OID amortization expense totaled $15 million, compared to $17 million reported in the corresponding prior year period.

Additional Financial Information

For additional financial information, the first quarter 2016 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading U.S. financial services company. Ally's automotive services business offers a full spectrum of financial products and services, including new and used vehicle inventory and consumer financing, leasing, vehicle service contracts, commercial loans and vehicle remarketing services, as well as a variety of insurance offerings, including inventory insurance, insurance consultative services for dealers and other ancillary products. Ally Bank, the company's direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally's Corporate Finance unit provides financing to middle-market companies across a broad range of industries.

With approximately $156.5 billion in assets as of March 31, 2016, Ally operates as a financial holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally

Forward-Looking Statements

In this earnings release and in comments by Ally Financial Inc. ("Ally") management, the use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "explore," "positions," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports filed with the SEC. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors, and Ally and Chrysler, and our ability to further diversify our business; our ability to maintain relationships with automotive dealers; the significant regulation and restrictions that we are subject to as a bank holding company and financial holding company; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in our credit ratings; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act and Basel III).

Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contacts:

Gina Proia
646-781-2692
gina.proia@ally.com

Sarah Comstock

313-656-6954

sarah.n.comstock@ally.com